Exhibit 99.4

Filed by Khosla Ventures Acquisition Co.

Pursuant to Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: Khosla Ventures Acquisition Co.

Commission File No. 001-40131

Valo and KVAC Investor Presentation Transcript

Script Full Deck slides 5-22

SK: Good Morning, and thank you for being with us today. I’m Samir Kaul, I am a Founding Partner and Managing Director at Khosla Ventures and I’m here with David Berry, the founder and CEO of Valo (Val-O) Health. We are thrilled to be here to discuss, what we believe is a unique transaction and investment opportunity in the combination of Khosla Ventures Acquisition Company and Valo Health...

Before starting, I’d like to call your attention to the Disclaimers and Risk Factors on slides 2, 3 and 4.

For those of you who do not know me, as a Founding Partner at Khosla over the last 15 years I have been focused on working with and investing in companies driving transformational change in health, sustainability and advanced technology. I’ve taken a particular focus on where technology can disrupt old industries or old ways of doing things and using that approach to successfully support and build new energy, technology, and healthcare companies. Investments that I have led include Cadre, Guardant Health, Impossible Foods, Oscar, Nutanix, and QuantumScape, among others. At Khosla, we take particular pride in being early investors in industry defining companies across verticals. Working with the best entrepreneurs and leveraging our thought leadership, we identify the companies we believe are most likely to lead and to outperform. It is with this, over the last 15 years, we have generated exceptional predictable performance, with $14B AUM.    We have invested in industry defining companies that have created over $239B of market cap value in fintech, $106B in consumer, $80B in enterprise, $26B in sustainability, $28B in health tech. Prior to co-founding Khosla Ventures, I spent five years at Flagship Pioneering where I started and invested in early-stage biotechnology companies. It was at Flagship where I had the good fortune to hire and launch a company with David Berry, which is where I experienced first-hand his ability to envision and create cutting edge businesses.

We launched our SPAC earlier this year seeking companies that are later in development than our typical early investment, but on a path to support the same industry transformation that we have historically invested in.

We set out to find an entrepreneur and company with the vision of transforming an industry; anchored with a strong business model, that was poised to grow leveraging an established foundation--one where scale capital could bring the future forward, accelerate development and execution, and that was ready for the public markets.

David and Valo met—if not exceeded—all of our search criteria and everything that we were looking for; as I believe you will see from today’s presentation, Valo has assembled and recruited an impressive team of experts, built a differentiated technology platform, extensive high-quality patient data sources, established an impressive lineup of clinical and early discovery therapeutic programs and have positioned themselves with the potential to revolutionize the drug discovery and development process as we know it today. Valo’s vision to build a new model of drug discovery and development—offering to potentially change the value curve for a trillion dollar market segment—fits squarely into the companies we are excited to back and bring our experience to.

Looking at the first slide:

Slide 5

SK:

As I mentioned we believe that the Combination of Khosla Ventures Acquisition Company & Valo Health creates an industry-defining opportunity that can be accelerated by our capital. Core to our vision, and how we have partnered with industry-defining companies generating nearly half a trillion dollars in value, is alignment between investors and management teams with a focus on long term performance. This is a formula that has worked well with us in our venture investments, and with which we are now applying in this SPAC-PIPE context as well. To this end, our SPAC does not have warrants, but does have a promote that is below market initially but increases with stock performance of the company post-business combination, aligning us at our core towards increasing shareholder value. We have locked up our shares for 12 months (unless we hit price-based performance targets earlier)- longer than the typical SPAC, and we have a $25M forward purchasing agreement backstop [in addition to investing already approximately $10 million at the time of the IPO and a commitment for an additional $10 million in the PIPE].

I’m pleased to now turn it over to David who will take you through the Valo business model

Pro Forma Valuation & Ownership

Slide 6

Thank you Samir,

Slide 6 illustrates the financial details of the proposed transaction including the core equity value, the SPAC capital and the PIPE investment. We saw the partnership with Khosla as a fantastic opportunity to bring the future forward. Khosla has a reputation second to none for building transformation businesses, and we believe this partnership helps accelerate us and bring our vision closer to reality.

Valo is a technology Co. led by an experienced team

Slide 7

I founded Valo in 2019 with the recognition that we were going through a foundational shift in the pharmaceutical landscape. We saw the opportunity to use data and computation, which just now are at the scale to offer such a transformation, to rewrite how drug discovery and development are done—bringing forth a better, more relevant model that could reduce costs and time, that could increase probability of success, and that could better enable the creation of life changing therapeutics for unmet medical needs.

It was with this vision that Valo was founded not to advance a system, but to transform it. Valo is a technology company built entirely with the mission to transform the pharmaceutical industry.

Our people and our culture are at the heart of everything that we do and are our greatest assets. We take great pride in attracting and assembling what we believe to be world-class team of over 115 Valorians—as we call ourselves— who play a critical role in shaping and executing our mission. Their deep experience across various industries is key to our success.

Members of our management team have held senior leadership positions at companies and organizations that include Sanofi, IBM, Merck, Amazon, GSK, and the FDA

Collectively members of Valo’s management team have led and/or been involved with:

•	Over 100 drug approvals

•	Over 1,000 regulatory filings and

•	More than 1,000 clinical trials

•	And, has also deployed over 28,000 artificial intelligence (AI) models

As Samir mentioned, we met at Flagship Pioneering, where I have been a general partner since 2005, in this time I have founded more than 20 companies, served as founding CEO of over 10 companies and have been involved with multiple IPO’s and acquisitions. I currently hold over 200 patents and patent applications.

Valo’s Board & Investors

Slide 8

We have attracted what we believe is a world-class board and investors with deep experience to help support our vision. Our board and our investors are deeply aligned with our focus on interfacing technology and life sciences with the aim of transforming drug discovery and development

The Pharma Industry is at an inflection point

Slide 9

We believe the pharmaceutical industry is at an inflection point—if the last year has shown us anything it is that so much more is possible when there is a dedicated focus on innovation and resources. But beyond pandemics, we believe there is a step change opportunity sitting in front of the industry--the scale of human-centric data and computation has made it possible for there to be significant changes put into place for the first time.

This is an industry with $1.25 trillion in annual revenue, but it has experienced ongoing decreased R&D productivity with increasing pricing pressures--a stress exemplified by vastly divergent stakeholders and possibly at the heart of all of this: a reliance on a legacy point-to-point approach to developing drugs.

At Valo we see a tremendous opportunity to turn all of this on its head for the benefit of patients everywhere. The core of our opportunity is to:

Use data & computation to increase our ability to design and develop drugs that will work, using human-centric predictive models, with the aim of increasing precision, and reducing cost and time.

To build a scalable, capital efficient platform designed to provide sustainable value creation—built around a data enabled flywheel that is designed to accelerates our capability as we develop more drugs—with a goal of enabling continuous improvement.

To aligning patient, market and development needs in an effort to eliminate competing demands

This type of transformation takes an innovator--one who sees the opportunity and can build from the bottom up, a new approach—taking an analog approach and creating a true digital model.

Valo is a tech co built to transform drug discovery & development

Slide 10

As I mentioned, the pharmaceutical industry is built upon a legacy model that is localized, intrinsically disintegrated, surrogate dependent, and serial. It is point-to-point focused on specific stages, each with their own data, architecture, KPIs, decision making and beyond. This system is costly, slow, and has less than a 5% success rate from the target idea to a viable therapeutic.

What we’re doing here is building a new fully integrated approach to developing drugs from target discovery through approval. Our drug acceleration model is unified, integrated, human-centric and allows for information and data to be shared in parallel at every stage of the drug discovery and development process. This a full system transformation.

Opal was designed to enable a new model of drug discovery and development

Slide 11

This is the core of Valo—a new model that creates a new, and fully integrated approach. Bringing human centricity to where it was not possible and doing so across the entirety of the drug discovery and development process. Integrating data, aligning decisions, requires transformation. We believe it is difficult to simply apply AI to the legacy system—doing so leaves one with legacy challenges. We see a lot of efforts that are applying AI cells in the legacy model. That approach suffers from the same translation issue that it always has – cells are cells, cells are not people, diseases are complicated. We are building a system with the depth to reflect actual diseases in people rather than in an artificial representation. We believe human centricity is the best way to do this, but further, we are fully integrated and we believe that integration offers true transformation. This human centricity and system transformation is the core of Valo.

Valo’s Opal platform is designed to enable a fully integrated, human-centric approach to development of better drugs, faster

Slide 12

At the heart of this new approach is our Opal Computational Platform. Opal is designed to enable a fully integrated human-centric approach to the development of better drugs, faster.

Built on a single unified architecture, Opal is an end-to-end, drug discovery and development platform founded upon world-class human-centric data and AI-anchored computation. Opal’s integrated set of capabilities are designed to transform patient data into valuable insights that are positioned to accelerate the discovery of biology, development therapeutics, design of clinical trials, identification of key clinical response patterns, patient subpopulations, biomarkers and beyond.

We are building the platform with the ambition of doing something transformative--to have the audacity to transform drug discovery and development.

Valo’s Opal platform is an integrated set of capabilities to transform data into valuable insights that may accelerate discoveries

Slide 13

We believe the integration of Opal across the entirety of drug discovery and development creates a core competitive advantage—that is designed to enable our flywheel. By having the necessary data for a human-centric platform--a core technology platform that is repeatable across diseases, across therapeutic areas, and beyond — each and every time we run an experiment, our self-reinforcing, active learning system is designed to grow smarter, grow better, grow more efficient. This becomes our self-reinforcing datagcomputegdruggpatient flywheel

Each and every time we run an experiment, the data, compute, and drug outcomes or results are constantly and actively reentered into the platform so that the platform gains knowledge at every turn and is positioned to grow better, smarter and more efficient—this is the power of machine learning, and when it is applied across the development life cycle, it is designed to enable a new scale of learning and a speed that outpaces even that at the local level.

Valo’s aspiration for Opal is to become the industry standard platform

Slide 14

In the first instance, we are powering Opal with high quality large scale human centric data and computational capacity to become what we believe what will be the first digitally native fully integrated pharmaceutical company. With this as an aim, we have worked at building a strong core data foundation and the computation that can anchor this aspiration.

We have used our platform to build a deep pipeline of therapeutics that not only has the potential to create value in the traditional sense of pharmaceutical pipeline value, but can also serve to validate our capabilities in each of the three major buckets—biology discovery, therapeutic development, and clinical development. Further, with our large pipeline, we generate data that accelerates our flywheel, accelerating our drive to becoming a digitally native fully integrated pharmaceutical company.

We aspire for Opal to become the industry standard platform for drug discovery and development—that is, the technology that underpins the future for therapeutics discovery and development that is digitally anchored.

We plan to stand this up through high-value partnerships to enable a capital efficient way to generate access to data while providing technology enabled solutions that capture meaningful value of drugs developed by others. We believe this will ultimately enable a path towards democratization, where we plan to scale Opal and launch multiple targeted Opal-enabled software businesses to position Valo’s drug acceleration model as the default choice for all drug developers and beyond.

Opal is built upon a differentiated, human-centric, and high quality data foundation

Slide 15

Essential to standing up a human-centric platform is large-scale data that combines high quality longitudinal data with high quality ‘omic data. The quality of data and the quality of data at scale are essential to being able to achieve our goals.

We believe one of our competitive advantages and a key element of Opal is our differentiated, high-quality data, which creates not just a competitive advantage, but a foundation upon which our flywheel can accelerate our learnings, making our data composite a potentially powerful and growing moat.

In terms of longitudinal data, we have over 125 million years of patient data which stems from distinct and / or exclusive relationships with multiple national-scale data partners.

These relationships give us access to comprehensive data on over 7 million patients with a near zero missingness rate, an average of 15 years of continuous data, and importantly incorporates the continuous updating of data.

Additionally, Valo has exclusive access to one of the largest prospective studies spanning pan-omics, imaging of brain, liver, and heart, and medical records.

We take these data sets and fuse Valo’s exclusive longitudinal and ‘omics data using proprietary methodologies that were designed to enable: intelligent imputation, the upgrade of public and semi-private data, and the generation of novel insights.

The data that we currently have in-house is sufficient to provide the foundation for Opal, of course we will always be looking to grow our data access through our own clinical trials, partnerships and data access deals.

Opal is an end-to-end platform, enabled by Valo’s data capabilities to bring human-centricity to the process, shifting from serial to parallel

Slide 16

Looking more closely at Opal—it is an end-to-end platform that is enabled by Valo’s data capabilities to bring human-centricity to the entire process, shifting from serial to parallel.

We have created three distinct areas that are fully integrated and allow Valo to maintain a single unified architecture in the context of a sequential drug development paradigm which includes:

•	Biological Discovery

•	Therapeutic Design

•	Clinical Development

The integrated architecture means that we use the same human-centric tools at each of these steps, aligns decision making and facilitates learning. I’ll go into each one in more detail

Biological Discovery

Slide 17

In the context of Biological Discovery, Opal is designed to generate novel targets for precise patient populations via explainable methodologies.

Using human data Opal is able to identify human targets designed to treat human disease with enhanced clinical development profiles based on genotype—phenotype -and, causality linkages. We think there is no better way to understand humans and their diseases than humans themselves.

What’s shown here is an illustrative example of a target discovered starting with omic data, where gene-protein-biomarker-metabolite linkages have been established, as well as importantly statistical causality. This specific case creates a detailed map of cardio vascular that has enabled target discovery but also creates a roadmap for areas of biological perturbation of interest, that is, assets to develop or in licenses.

Biological Discovery

Slide 18

This is an example of where we start with longitudinal data. In this case, this provides how we create patient ontogenies, using sparsely populated high dimensional vectors to represent diseases and the progressions thereof.

In this case, we were identified novel populations in Parkinson’s, using capabilities of Opal, we can characterize the patients, the progression they have on a local population basis, and markers that associate with them and targets. This potentially gives insights into patients, how to identify them as well as how to treat them.

This includes causally linking therapeutic intervention to target & pathway mechanism to physiological biomarkers of a patient’s fit and response to disease-relevant outcomes—such as motor symptoms— within biologically real patient subgroups across multiple real-world, clinical, and preclinical data sources

Therapeutic Design, Opal’s proprietary active learning loop is designed to accelerate programs through the discovery process (targetgdrug candidate)

Slide 19

Therapeutic Design is a closed-loop active learning, self-reinforcing, in silico-experimental platform that is designed to rapidly design, develop and advance pre-clinical candidates. We accelerate programs across the discovery process from target discovery to drug candidate while testing and optimizing multiple feature dimensions in parallel;

Our process makes computational predictions in parallel with real world molecule design and synthesis to generate better optimized compounds in each cycle, –We screen up to 70 trillion compounds, and run over 2 billion simulations. We also have a real world lab capability we have over 40,000 sq feet of lab space that is home to:

•	DEL or DNA encoded libraries of over 5B drug-like compounds

•	4 automated high-throughput screening platforms, automated chemical synthesis capabilities

•	And, a high-throughput screening library of over 500K compounds

This structure allows Valo to start anywhere in the process without the typical limitations of disintegrated AI molecule design.

Therapeutic design: Opal is designed to simultaneously optimize for target activity, ADME, Tox...

Slide 20

Opal is designed not just to design and synthesize molecules, but also to simultaneously optimize for target activity, ADME, tox, moving from a serial to a parallel process through simultaneous simulations. In addition, we have built and deployed over 30,000 predictive models. And, we have over 2 billion predictions made, evaluating against a multitude of optimization criteria.

This allows us to take the serial process, make the molecules screen for tox ADME, PK, PD and then modify compounds upon failure—to a parallel one, where we simultaneously optimize for target activity, ADME, and tox. This approach strengthens each cycle, generates data to accelerate learning and allows us to hone in leads, lead up candidates and VCs

We have a few examples here of this parallel design in action which we will come back to.

Clinical development: Valo’s approach to trial optimization is being designed to leverage patient datasets to identify subpopulations likely to benefit

Slide 21

In our clinical development application, Valo’s approach to trial optimization is being designed to leverage patient datasets at each and every stage in order to identify subpopulations that we believe are most likely to benefit.

It is here where we believe we will see Valo’s differentiated approach and how it is designed to harness our proprietary data lake—or data inputs—to help precisely identify responder populations (patients and time) —for faster and more effective studies.

We have designed a series of capabilities intended to select for safety, efficacy, trial design, patients, and diseases, we are ultimately aiming to create a new frontier to use data actively to improve outcomes and benefits for patients.

Clinical development: Development of OPL-0301, a biased S1P1 agonist, is designed to validate Opal’s clinical acceleration capabilities

Slide 22

A great example of how we are seeking to validate the power and efficiency of Opal in live time is the development of 301, a biased S1P1 functional agonist

The various data inputs—from longitudinal clinical data to chemical and molecular data—are fed into Opal to identify and characterize patient subgroups and biomarkers and select patient groups and biomarker hypothesis— defining the relevance of the target and mechanism, but more importantly, enabling the disease selection, patient stratification, and opportunities for expansion.

Our goal is to computationally define clinical hypotheses a priori and continuously refine them throughout development, potentially enabling smaller, more precise trials and a faster path to approval

This approach is designed to produce precisely defined patient selection criteria and clinical trial designs.

Valo’s scalable acceleration model is designed to build a ‘supply chain’ of programs as a digitally native therapeutics company

Slide 23

These various components of Opal and its end to end design are enabled by our data capabilities with the aim of bringing human-centricity to the drug discovery and development process.

This is a fundamental part of Valo’s entire scalable acceleration model. While the data and the platform are powerful, the application of it is also essential. In the first instance, we are building what we believe to be the first digitally native fully integrated pharmaceutical company.

To that end, Opal enables us to build an internal supply chain of programs—these programs are examples that further showcase the power of being a digitally native therapeutics company. We believe they provide validation of our capabilities. And they power our flywheel.

We have designed Opal to enable scalable activation and advancement of programs while simultaneously designing programs that reduce risk and aim to achieve high value outcomes.

Our initial therapeutic areas of focus are cardiovascular-metabolic-renal, oncology, and neurodegenerative diseases—as I mentioned previously, it is this internal supply chain of programs and the data and insights that we derive from them that are a critical part of the Opal acceleration flywheel—they help inform all of our programs—the data and insights are not used in isolation as they would be at a traditional pharma.

This is the self-reinforcing nature of Opal and why we designed this way—it enables increasing utility with and at scale.

Opal offers the opportunity to accelerate the development of programs

Slide 24

The design of Opal—the integration of the platform, the scalable acceleration model, and our self reinforcing flywheel uses data and insights to inform our programs and offers the opportunity to accelerate the development of our programs. We believe that our approach will have a significant impact on the pace of drug discovery and development. Not only have we stood up our platform, but we believe we have obtained key validations. These include:

•	New target identification taking place in weeks not 6-12 months as is standard for the industry

•	New molecule identification, validation and transition to hit-to-leads in weeks to months not 6-12 months as is standard for the industry

•	Lead optimization to occur in months vs the two-year average that currently exists in the industry

•	And, making it possible to develop causal biomarker in months using far less time and resources than the current industry approach which often can not find such biomarkers.

Internal Supply chain of programs demonstrates impact of Opal drug acceleration

Slide 25

Valo is using the Opal platform in the first instance to build and/or accelerate an internal pipeline of clinical and preclinical programs. We plan to rapidly advance our scaled portfolio of therapeutic programs across key inflection points, allowing us to validate the Opal platform through this internal pipeline

This slide provides an overview of our proprietary programs across cardiovascular-metabolic-renal, oncology, and neurodegenerative diseases. Our pipeline brings together our portfolio strategy which is meant to accelerate value while reducing risk and simultaneously enabling validation to scale Opal.

To this end, we bring together in-licensed clinical or near clinical programs with Opal insight, programs discovered or enabled by Opal, and programs using Opal to enable reach beyond otherwise understood biology risk.

We have several internal and external supply chain milestones planned for this year including:

•	Launching an Opal-enabled Phase II study for 301

•

Developing the clinical enablement of our second clinical program for 401 and for 101 which is in IND enabling studies. Putting these into clinic is dependent on closing the transaction to license or acquire these assets.

•	We plan to advance our pipeline including two or more additional candidates moving into IND enabling studies this year.

•	We also plan to activate 2 or more discovery programs pursuing targets discovered and enabled by Opal

•

These are a subset of our total program categorization, we already have a bench of assets to foster continued growth of our internal supply chain over time--one that we believe will predictably produce and advance therapeutic assets generating a series of VC’s and subsequently clinical assets. Importantly, our development is focused on the full development and the life cycle of these molecules—carrying them past the hit.

It is worth mentioning that our focus is on major diseases, and that means that we believe these molecules can address areas with big TAMs—both in first indication and in expansion.

•

In addition to our internal supply chain, we plan to launch an external strategic ecosystem partnership program with the intent of increasing our flywheel velocity through data and compute expansion, and building on the validations from our active programs

OPL-0301: Preclinical and Phase I data suggests differentiated biology

Slide 26

301, our lead product candidate is a biased S1P1 functional agonist being developed for the treatment of post-MI left ventricular dysfunction and acute kidney injury. Opal has allowed us to identify this asset, better understand the biology and select diseases. This is enabled by our longitudinal and omics data. We are using Opal to select responder populations, timelines of intervention and design clinical trials. We believe this is a clear example of how the platform enables us and how the output of our upcoming clinical trial may help us to validate and improve Opal. According to our therapeutic hypothesis, 301 is designed to avoid the side effects of other S1P1 functional antagonists to unlock therapeutic benefit for patients by working through the G-protein pathway, not the beta-arrestin pathway. Unlike canonical S1P1 therapeutics, Phase I clinical data suggests that at perceived therapeutic doses, 301 evokes little or no effect on heart rate, consistent with its differentiating mechanism. 301 has also demonstrated its dose and time-dependent effect on endothelial function in the clinic and we believe the dose from the Phase 1 study is a sufficient dose for efficacy. The primary indication under development is supported by clinical data from patients post MI, as well as inferentially from the functional antagonists through clinical data previously generated. 301 has also achieved significant renal function preservation in animal models of acute kidney injury supporting the second proposed indication. We plan to begin a Phase II clinical trial for 301 in post-MI left ventricular dysfunction in the fourth quarter of 2021 and thereafter initiate a Phase II clinical trial in acute kidney injury.

OPL-0401: Oral candidate with retinal exposure with the potential to address complications of diabetes, including diabetic retinopathy (DR)1

Slide 27

Our second product candidate, for which we are currently finalizing and in license, 401, is designed to be according to out therapeutic hypothesis a ROCK1/2 inhibitor to address complications of diabetes, starting with diabetic retinopathy. Here, Opal allows us to identify this candidate, develop a nuanced appreciation of the biology and underlining impact of distribution and select diseases of interest of intervention. Our omit and longitudinal CVD that has supported our analytics to date. Going forward, we plan to use Opal to select responder populations, intervention approaches and to design clinical trials. In this case, we plan to conduct a clinical trial designed to further enable Opal where we intend to use the data to support further indication discovery and development. We hope to further advance our capabilities through our work with ROCK. Inhibition of ROCK has already reached clinical proof of concept for diabetic retinopathy as is supported by use of approved rock inhibitor such as fausadil and repasadil and stand alone therapeutics as well as in combination with standard of care with a lasting effect over time. Both standard of care works and in refractory cases. 401 is designed to be orally available with preferential retinal exposure. 401 is also designed to have unique PK/PD properties relative to known competitors suggesting that it may be potentially differentiated to reduce systemic exposure and limit adverse events typically associated with ROCK inhibitors.

We plan to begin a Phase II clinical trial in diabetic retinopathy in 2022, which we believe has significant supporting data. Our trial design is intended to enable data generation that allows us to explore other complications of diabetes. As such, beyond advancing this asset and using data from this trial, we believe we will better understand patient populations to be used in testing for other complications of diabetes including diabetic triopathy.

OPL-0101: Designed as targeted NK cell & T cell stimulator with reduced exhaustion

Slide 28

Our third product candidate in therapeutic hypothesis is an NK cell and CD8+ T cell selective activator being developed for the treatment of various oncology indications. We have an exclusive option to acquire the company developing this product candidate and expects we will decide this quarter whether to exercise the option after pre-clinical experiments are anticipated to be completed. In this case, Opal gave insights into the systems biology opportunity unlocked by targeting two receptors. We believe this creates the opportunity to unlock unique therapeutic potential based on our Opal findings coupled with enhanced safety signals and reduced exhaustion. Moreover, we plan to use Opal going forward to select cancers of interest and time course for intervention. 101 is a product candidate that through a systems biology approach, is designed to bind to IL2 beta and gamma (not alpha) receptors while also binding NKG2D. In preclinical models, this coordinated activity provided for cell selection, avoiding Tregs, while importantly achieving signaling through ZAP70 and NFAT as would otherwise be achieved by CD3 stimulation. This has lead to increased survival in mice over for example IO2, but as shown in this slide also minimal toxicity (including typical DLTs like pneumonitis and vascular leak) as well as a notable therapeutic window. As well as reduced exhaustion (as defined by typical markers). We are currently in IND enabling studies for this asset.

Valo is seeking to develop best-in-class compounds leveraging known or proven biology

Slide 29

Opal’s capabilities allow us to pursue candidates that we believe have potential to be best in class. In these cases, we use our capabilities to make what we believe to be a better molecule. Here we use molecular data as well as human trained stimulations coupled with our molecule synthesis and design and capabilities to incorporate known biology in a global optimization approach to develop novel candidates to clinically define target product profiles. In each of these cases, we have to co-optimize binding activity with key features including distribution and toxicity.

For our 0001 program, we are seeking to create a centrally penetrant PARP1 inhibitor for the treatment of brain metastasis and brain cancers. We are leveraging our proprietary molecular optimization platform to design a compound which, unlike other PARP inhibitors, is designed to be centrally penetrant and preserves activity while achieving PARP1 selectivity. In a short period of time we have been able to go from a standing start, to new molecules that we believe have achieved all key features, with at least 12 new pharmacophores identified to date.

Our 0021 program, we are seeking to create a NAMPT inhibitor that avoids idiosyncratic retinal toxicity while driving peripheral anti-cancer activity. NAMPT is a cancer metabolism synthetic lethal target that has shown promise in the clinic, but has been limited by idiosyncratic retinal toxicity. We sought to design a compound which achieves plasma selectivity while driving therapeutic activity. To this end, we have achieved an over 10 fold improvement in the distribution of drug to the plasma relative to the retina as compared to distributions seen for comparator compounds, as seen in animal models. We believe this could be sufficient to reduce if not eliminate this toxicity, opening up the therapeutic potential. We have also shown anti-cancer activity, preventing tumor growth for our candidate NAMPT inhibitor in those models.

Valo is seeking to develop compounds that allow us to drug previously undruggable targets

Slide 30

In addition, we are seeking to develop compounds to address previously undruggable targets. We see opportunities for potential first-in-class compounds by drugging undruggables as well as pursuing our own proprietary targets. I will discuss two examples of undruggables.

Opal here is designed to provide the computational and inlad capabilities to take difficult target product profiles and rapidly hone in on hits to define successful and unsuccessful molecular characteristics and break through challenging requirements to develop novel and impactful molecules. In our 0012 program, we are developing a USP7 inhibitor for the treatment of various cancers. We are designing a compound which according to our therapeutic hypothesis is specific and selective for USP7, designed to unlock p53 biology. Our approach allows us to develop a selective inhibitor that targets the key p53 and MDM2 binding domains and was shown in preclinical models not to induce distal allostery. We believe this is a difficult product profile. We have been able to not just make a molecule that we believe can meet the target profile but show in in vivo studies that our compound has generated complete responses in established tumors.

In our 0015 program, we are developing a USP28 inhibitor for use in oncology going this time after scenic biology complimenting our P53 efforts collectively going after what we believe to be two of our most important but currently untreated pathways in cancer. In this case we believe we have designed a compound that according to our therapeutic hypothesis may be specific and selective for USP28 which stabilizes. By inhibiting USP28 we believe we can functionally inhibit c-Myc. In in vivo studies, our compound demonstrated strong antitumor signals, showing tumor killing and tumor growth prevention.

Valo has a growing patent portfolio estate

Slide 31

Valo uses a series of approaches to support and protect our competitive position; this includes our data and our data architecture, as well as our self-reinforcing flywheel strategy.

We currently have over 440 patents and applications related to our proprietary programs across cardiovascular-metabolic-renal, oncology, and neurodegenerative diseases. In addition, we have created what we believe is a strong IP strategy that is driven by patents and trade secrets—focused around therapeutics and our technology platform.

Valo’s aspiration is for Opal to become the industry standard platform for drug discovery and development, unlocking multiple business models

Slide 32

The work to date we have done on Opal, including our data foundation, our self-reinforcing active learning strategy, and our core computational platform provides the basis for growing Valo’s core business.

In the first instance, we aspire to become the first digitally native fully integrated pharmaceutical company, through the development and validation of Opal, and through the development of therapeutic programs--our internal supply chain.

We see the opportunity to transition from an era of low probability of success to one with greater efficiency and greater chance of success

We believe the Valo supply chain has the potential to create continued proprietary value, with increasing potential as our platform (and flywheel) continue to learn, continue to scale.

Valo’s aspiration is for Opal to become the industry standard platform for drug discovery and development, unlocking multiple business models

Slide 33

Through this model, we intend to leverage our internal and external supply chains to accelerate our development and expand externally in parallel, using our programs data, and future partnerships we intend to pursue to accelerate our flywheel, progressively enabling scaling.

Valo is rapidly scaling and executing its strategy with the goal of positioning Opal as the standard technology platform upon which drugs are built

Slide 34

I appreciate the opportunity to share a bit of what we are doing at Valo and our strategy. There is a lot here, so in closing, I want to share a few highlights:

Since inception, we have had the opportunity to assemble a distinctive data framework enabling a data moat, we have built core capabilities of Opal from the beginning of the drug discovery process with capabilities extending through clinical development.

We have built an initial internal supply chain of programs that serves to validate Opal as well as advance assets that we believe create shareholder value and value for patients and is intended to lay the groundwork for us to become the first digitally-native fully integrated pharma.

We believe our key upcoming milestones will provide further validation while advancing our pipeline, which we are pushing forward aggressively. In addition to this, we intend to pursue our external ecosystem.

Taken together, we aspire to bring a new frontier to drug discovery and development technology, what we think to be transformative internally and externally, leading to better drugs produced faster and with higher confidence.

Khosla has a reputation for betting on industry transformations and high growth companies. The combination with Khosla represents recognition of Valo’s execution to-date and our joint transformative aspirations, and we are excited about the future we can build together.

Thank you again for taking the time to join us...

Additional Information and Where to Find It

This document relates to a proposed transaction between Valo Health, LLC (“Valo”) and Khosla Ventures Acquisition Co. (“KVAC”). This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. KVAC intends to file a registration statement on Form S-4 with the SEC, which will include a document that serves as a prospectus and proxy statement of KVAC, referred to as a proxy statement/prospectus. A final proxy statement/prospectus will be sent to all KVAC shareholders. KVAC also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of KVAC are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by KVAC through the website maintained by the SEC at www.sec.gov.

The documents filed by KVAC with the SEC also may be obtained free of charge at KVAC’s website at https://khoslaventuresacquisitionco.com/kvsa or upon written request to Secretary at Khosla Ventures Acquisition Co., 2128 Sand Hill Road, Menlo Park, California 94025.

Participants in Solicitation

KVAC and Valo and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from KVAC’s shareholders in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Valo and KVAC. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of KVAC’s securities, (ii) the risk that the transaction may not be completed by the business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by either party, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the approval of the adoption of the Agreement and Plan of Merger, dated as of June 9, 2021 (the “Merger Agreement”), by and among KVAC, Valo, Valo Health, Inc., a Delaware corporation and a direct wholly owned subsidiary of Valo and Killington Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of KVAC, by the shareholders of KVAC, the satisfaction of the minimum trust account amount following any redemptions by KVAC’s public shareholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the proposed transaction, (v) the inability to complete the PIPE transaction, (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (vii) the effect of the announcement or pendency of the transaction on Valo’s business relationships, operating results, and business generally, (viii) risks that the proposed transaction disrupts current plans and operations of Valo, (ix) the outcome of any legal proceedings that may be instituted against Valo or against KVAC related to the merger agreement or the proposed transaction, (x) the ability to maintain the listing of KVAC’s securities on a national securities exchange, (xi) changes in the competitive and regulated industries in which Valo operates, variations in operating performance across competitors, changes in laws and regulations affecting Valo’s business and changes in the combined capital structure, (xii) the ability to implement business plans and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, (xiii) the risk of downturns and a changing regulatory landscape in the highly competitive drug discovery and development industry, and (ix) costs related to the transaction and the failure to realize anticipated benefits of the transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the registration statement on Form S-4 discussed above and other documents filed by KVAC from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Valo and KVAC assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Valo nor KVAC gives any assurance that either Valo or KVAC, or the combined company, will achieve its expectations.